Exhibit 99.1

NGL Energy Partners LP Expands Credit Facility to $350 Million

TULSA, Okla., April 23, 2012 (BUSINESS WIRE) —NGL Energy Partners LP (NYSE:NGL) announced today that the Partnership has amended its revolving credit facility to increase the total borrowing capacity from $330 million to $350 million without change to maturity of October 2016. The additional borrowing capacity is comprised of $50 million increase in the acquisition facility to $250 million and $30 million decrease in the working capital facility.  The $30 million decrease is the early retirement of the temporary seasonal upsize in working capital capacity set to expire on August 1, 2012.

The working capital facility remains at $100 million in capacity with October 2016 maturity.  Glaucon Capital Partners acted as financial advisor and placement agent in connection with the arrangement of the credit facility.

“This latest expansion of our credit facility allows us the flexibility to pursue our growth strategy,” said Craig S. Jones, Chief Financial Officer of the Partnership.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership.  The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

SOURCE: NGL Energy Partners LP

NGL Energy Partners LP

CONTACTS

NGL Energy Partners LP

Craig S. Jones, 918-477-0532

Chief Financial Officer

Craig.jones@nglep.com